Exhibit 10.18.1

                             Cyber Centers.com, Inc.

                               8501 Wilshire Blvd.

                                    Suite 150

                             Beverly Hills, CA 90211

                 Phone 310-288-4585 ext. 325 - FAX 310-273-1772

                                Letter of Intent

I. This agreement shall serve as a Letter of Intent by and between NAPTAU Gold Corp., a Delaware Corporation with its principal address being 5391 Blundell Road, Richmond, British Columbia, Canada V7C 1H3 (herein after referred to as "NPTU" or "buyer"), and Cyber Centers.com, Inc. Nevada corporation with its principal place of business being 8501 Wilshire Blvd., Suite 150, Beverly Hills, Ca. 90211 (herein after referred to as "CCC" or "seller").

II Whereas "NPTU" is a publicly traded company on the Over The Counter Bulletin Board in the United States and has varied business interest in the U.S. and Canada and

III. Whereas "CCC" is the business of acquiring, promoting, and operating certain assets, selling procedures, materials, E-commerce business's and various Internet related consumer services and products;

It is therefore the intention of both parties, pending the approval of their respective Board of Directors and a definitive agreement to follow this Letter of Intent that;

"CCC" shall offer and "NPTU" shall acquire the corporation and all its property's as listed on exhibit "A" for Ten Million dollars ($10,OOO,OOOUS). The payment shall be in the form of common stock in "NPTU" One Million (1,000,000.) shares of its common stock shall be transferred at "closing date". Said date to be no later then July 31,1999. The dollar value to be attributed to these shares shall be established as the average market trading price of the immediately preceding ten trading days to the date of "closing". The balance shall be paid, in stock, that number of shares to be determined by dividing the balance by shares valued at $5.00US each. Transfer of shares to take place when the per share price of NPTU trades at an average of $5.00US per share for ten (10) consecutive trading days or when the subsidiary corporation files for and is granted a symbol as an independent, publicly traded company, whichever happens first.

VI. "CCC" shall become a wholly owned subsidiary of "NPTU" with its Board of Directors and management group to stay in place. "NPTU" shall add such members to the Board of "CCC" as it deems necessary too properly

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oversee the activities of the. subsidiary and in turn shall allow for "CCC" to appoint one member to the Board of "NPTU".

VII It is understood that "CCC" (the subsidiary) shall raise Five Million Dollars ($5,OO0,00OUS) to support its current established business plan. The security to be issued shall be that of the parent, "NPTU" with the share price being established at $5.OOUS. Said shares shall be offered in the form of a unit in which will be attached a warrant(s). The terms and pricing of same shall be addressed and finalized in the "Definitive Agreement" to follow. In the event "CCC" is unable to or for any reason does not raise the amount as set forth in the offering, "NPTU" may at its sole option void or modify the "Agreement" based on circumstances then in effect.

VIII It is further understood that within those guidelines to be set forth in the "Definitive Agreement" to follow, "CCC" shall have full and continued control of its day to day business operations and that within an agreed upon period of time with the full support of "NPTU", take whatever actions necessary and file with the Securities Exchange Commission to become an independent publicly traded company.

IX Certain aspects of both businesses are proprietary in nature and as such shall remain confidential and be reserved by both parties until actual agreements are in place and executed. Except for this and paragraph 10, which shall be legally binding in accordance with their respective terms, this agreement in principle is not intended to, and shall not, create a binding legal obligation, and the understandings set forth herein are subject to satisfactory due diligence by the "buyer" and to the execution of the "Definitive Agreement".

X. The responsibility for the "Definitive Agreement" shall be that of "CCC".

If the foregoing accurately sets forth our understanding, please so indicate by signing in the space provided.

This letter may be signed in counterparts, both of which taken together shall consitute one instrument.

July 6, 1999

         /s/ Edward D. Renyk

--------------------------------
Mr. Edward D. Renyk, C.A., President
Naptau Gold Corporation



         /s/ John Veyette

--------------------------------
Mr. John Veyette, President
Cyber Centers.com., Inc.